UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2018

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2018, Maximo F. Nougues joined Puma Biotechnology, Inc. (the “Company”) as its Chief Financial Officer, and effective November 6, 2018, assumed the role of the Company’s principal financial officer and principal accounting officer. With this appointment, Mr. Nougues succeeds Charles R. Eyler, Senior Vice President, Finance & Administration and Treasurer, as the Company’s principal financial officer and principal accounting officer. The Company expects that Mr. Eyler will remain with the Company as its Senior Vice President, Finance & Administration and Treasurer until his planned retirement in the first quarter of 2019.

Prior to joining the Company, Mr. Nougues, age 49, worked for Getinge AB, (“Getinge”), a global medical device company based in Sweden, from January 2008 until October 2018. At Getinge, he held several leadership positions with oversight for the business that generated regional revenues of approximately US$1 billion annually, including regional chief financial officer for North America region, chief financial officer for Americas, and regional vice president of Finance and chief financial officer for MAQUET North America. Prior to joining Getinge Mr. Nougues worked in finance roles in Boston Scientific’s cardiac surgery division, which was acquired by Getinge in 2008, and at The Clorox Company from 1998 until 2007. Mr. Nougues holds an M.S. in business administration from the Universidad del Norte Santo Tomas de Aquino, Tucuman, Argentina and an M.B.A. from the University of San Francisco McLaren School of Business.

Pursuant to the terms of a letter agreement between the Company and Mr. Nougues, Mr. Nougues will serve as the Company’s Chief Financial Officer on an at-will basis. The letter agreement provides that Mr. Nougues will receive an annual base salary of $445,000 per year, and will be eligible for an annual discretionary cash bonus with a target of 40% of his base salary. Mr. Nougues also will receive a signing bonus equal to $550,000 within 20 days of his employment commencement date (the “Commencement Date”).

If Mr. Nougues’s employment is terminated by the Company for “cause,” or by Mr. Nougues without “good reason” (each as defined in the letter agreement), in either case before the fourth anniversary of the Commencement Date, Mr. Nougues will be required to repay a portion of the signing bonus, as set forth in the following table:

Employment Termination Date	Repaid Portion of Signing Bonus
Prior to or on first anniversary of Commencement Date	100%
Following the first anniversary of Commencement Date, but prior to or on the second anniversary of Commencement Date	75%
Following the second anniversary of Commencement Date, but prior to or on the third anniversary of Commencement Date	50%
Following the third anniversary of Commencement Date, but prior to or on the fourth anniversary of Commencement Date	25%

The letter agreement further provides for Mr. Nougues to receive an option to purchase 90,000 shares of the Company’s common stock pursuant to the Company’s 2017 Inducement Plan. The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant. The option will vest with respect to 1/3 of the shares underlying the option on the first anniversary of the Commencement Date and 1/36 of the shares underlying the option will vest on each monthly anniversary thereafter, subject to Mr. Nougues’s continued employment with the Company. Additionally, Mr. Nougues will participate in the Company’s benefit plans.

In the event Mr. Nougues’s employment is terminated by the Company without cause or by Mr. Nougues for good reason, he will be entitled to receive the following:

•	an amount equal to his then-current base salary, payable over the 12-month period following his termination date;

•	up to 12 months continuation of healthcare benefits to him and his dependents; and

•	in the event such termination occurs on or within 18 months following a change in control of the Company, full vesting of all outstanding and unvested Company equity awards.

All severance payments and benefits are contingent upon Mr. Nougues’s execution and non-revocation of a general release of claims in favor of the Company.

The letter agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the letter agreement for an indefinite period, as well as a non-solicitation provision extending until one year after his termination of employment with the Company.

The foregoing summary of the letter agreement with Mr. Nougues is qualified in its entirety by reference to the agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

There are no arrangements or understandings between Mr. Nougues and any other person pursuant to which he was selected as an officer, nor are there any transactions in which Mr. Nougues has an interest that would be reportable under Item 404(a) of Regulation S-K.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Nougues, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as an officer. The description of Mr. Nougues’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1†	Employment Offer Letter, by and between Puma Biotechnology, Inc. and Maximo F. Nougues

†	Management compensatory arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: November 8, 2018	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer